EXHIBIT 23.1

To Whom It May Concern:

We hereby consent to the use in the Registration Statement of Maywood Acquisition Corp, on Form S-1 of our Report of Independent Registered Public Accounting Firm, dated July 24, 2024, on the balance sheet of Maywood Acquisition Corp. as of June 30, 2024 and the related statements of operations, changes in stockholder’s equity and cash flows for the period ended June 30, 2024.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

/s/ Bush & Associates CPA LLC

Bush & Associates CPA LLC (PCAOB 6797)

Henderson, Nevada

December 30, 2024

179 N. Gibson Rd., Henderson, NV 89014 l • 702.703.5979 l • www.bushandassociatescpas.com